Exhibit 99.2

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President - Investor Relations	Vice President - Communications
(630) 743-5180	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

DOVER ANNOUNCES RIGHTSIZING PLAN

Expects to Deliver $100 Million of Pre-tax Earnings by Year-end 2019

Downers Grove, Ill, September 11, 2018 - Dover (NYSE: DOV) today announced a rightsizing plan designed to increase operating margin, enhance operations and position the Company for sustained growth and investment.

The plan is primarily comprised of broad-based SG&A reduction initiatives which will position the Company for meaningful operating margin expansion. The Company expects the program to deliver $130 million of annualized pre-tax earnings by year-end 2019, of which $30 million will be reinvested in high-return growth initiatives. The program will not affect the Company’s research and development activities.

The one-time pre-tax costs to implement the program are estimated to be $40 million, with approximately $30 million of the costs to be recorded in the second half of 2018, and the remaining
$10 million to be recorded in the first half of 2019. The costs associated with the program will be excluded from Dover’s reported adjusted earnings and adjusted diluted earnings per share from continuing operations, both of which are non-GAAP measures.

As previously announced, Dover will discuss the program and provide a general corporate update during a meeting with sell-side analysts today. A webcast of the meeting will be available live to all interested parties beginning at 9:30 a.m. A link to the live audio webcast and presentation materials will be available on Dover’s website (dovercorporation.com) prior to the webcast, and the replay will be archived on the website for 90 days.

About Dover:

Dover is a diversified global manufacturer with annual revenue of approximately $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through three operating segments: Engineered Systems, Fluids and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at dovercorporation.com.

Forward-Looking Statements:

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this document other than statements of historical fact are statements that are, or could be deemed, “forward-looking” statements. Some of these statements may be indicated by words such as “may”, “anticipate”, “expect”, believe”, “intend”, “guidance”, “estimates”, “suggest”, “will”, “plan”, “should”, “would”, “could”, “forecast” and other words and terms that use the future tense or have a similar meaning. Forward-looking statements are based on current expectations and are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control. Factors that could cause actual results to differ materially from current expectations include, among other things, general economic conditions and conditions in the particular markets in which we operate, changes in customer demand and capital spending, competitive factors and pricing pressures, our ability to develop and launch new products in a cost-effective manner, our ability to identify and complete acquisitions and integrate and realize synergies from newly acquired businesses, the impact of interest rate and currency exchange rate fluctuations, capital allocation plans and changes in those plans, including with respect to dividends, share repurchases, investments in research and development, capital expenditures and acquisitions, changes in law, including the effect of U.S. tax reform and developments with respect to trade policy and tariffs, our ability to derive expected benefits from restructuring, productivity initiatives and other cost reduction actions, changes in sourcing input costs or the supply of input materials, the impact of legal compliance risks and litigation, including with respect to product quality and safety, cybersecurity and privacy, our ability to capture and protect intellectual property rights, and various other factors that are described in the Company’s periodic reports filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2017. The Company undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.